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                                                                    EXHIBIT 23.1

                        INDEPENDENT ACCOUNTANTS' CONSENT

We consent to the incorporation by reference in the Current Report on Form 8-K/A of Princeton National Bancorp, Inc. of our independent auditors' report, dated January 27, 2005, relating to the consolidated balance sheets of Somonauk FSB Bancorp, Inc. and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years ended December 31, 2004, 2003 and 2002. Financial statements provided pursuant to Rule 3-05 of Regulation S-X are not financial statements of issuers. Therefore, an accounting firm does not need to be registered with the Public Company Accounting Oversight Board (PCAOB) to audit such financial statements. We are not registered with the PCAOB.

We consent to the inclusion in the Current Report on Form 8-K/A of Princeton National Bancorp, Inc. of our accountants' compilation report, dated October 10, 2005, relating to the consolidated balance sheets of Somonauk FSB Bancorp, Inc., and subsidiary as of June 30, 2005 and 2004, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the six months then ended.


/s/ Borhart Spellmeyer & Company
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Elgin, Illinois
October 13, 2005